April 29, 2010

Puda Coal, Inc.
426 Xuefu Street
Taiyuan City, Shanxi Province
The People’s Republic of China

Re:	Securities Being Registered under Registration Statement on Form S-3 (Post-Effective Amendment No. 3 to Registration Statement on Form S-1)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-130380) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Puda Coal, Inc., a Delaware corporation (the “Company”), of up to 1,666,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be sold by the selling security holders listed in the Registration Statement under “Selling Security Holders”, (i) 260,653 of which are issued and outstanding (the “Common Shares”) and (ii) up to 1,405,347 of which are issuable by the Company upon the exercise of outstanding warrants (the “Warrants”) to purchase shares of Common Stock (the “Warrant Shares”).  The Registration Statement serves as Post-Effective Amendment No. 3 to a registration statement initially filed on Form SB-2 and then on Form S-1, which became effective on March 31, 2008.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of our opinions expressed below, we assumed the effectiveness of the reincorporation of the Company from the State of Florida to the State of Delaware on July 30, 2009 under the laws of the State of Florida.  In this regard, we have received on an opinion letter to the Company, dated April 29, 2010, from Broad and Cassel, Florida counsel to the Company, attached as Exhibit A hereto.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Common Shares have been duly authorized and validly issued, and are fully paid and non-assessable and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, if, as and when the Warrant Shares are issued and delivered by the Company pursuant to the terms of each of the Warrants, including, without limitation, payment in full of the applicable consideration, the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

Exhibit A

[Opinion of Florida Counsel-See Exhibit 5.1]